Exhibit 4.4

CAMERON INTERNATIONAL CORPORATION
as Issuer

and

WELLS FARGO BANK,
NATIONAL ASSOCIATION
as Trustee

$250,000,000

FLOATING RATE SENIOR NOTES DUE 2014

FIFTH

SUPPLEMENTAL

INDENTURE

Dated as of June 2, 2011

i

THIS FIFTH SUPPLEMENTAL INDENTURE dated as of June 2, 2011 (this “Supplemental Indenture”) between Cameron International Corporation, a Delaware corporation (the “Company” or the “Issuer”), and Wells Fargo Bank, National Association, as trustee (the “Trustee”),

W I T N E S S E T H:

WHEREAS, the Issuer has heretofore entered into an Indenture, dated as of June 26, 2008 (the “Original Indenture”), with Wells Fargo Bank, National Association, as trustee;

WHEREAS, the Original Indenture, as supplemented by this Supplemental Indenture, is herein called the “Indenture”;

WHEREAS, under Sections 201, 301 and 901 of the Original Indenture, the form and terms of a new series of Securities may at any time be established by a supplemental indenture executed by the Issuer and the Trustee;

WHEREAS, the Issuer proposes to create under the Indenture a new series of Securities; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture and to make it a valid and binding obligation of the Issuer have been done or performed.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
ESTABLISHMENT OF NEW SERIES

Section 1.01.         Establishment of New Series.

(a) There is hereby established a new series of Securities to be issued under the Indenture, to be designated as the Issuer’s Floating Rate Senior Notes due 2014 (the “Notes”).

(b)           There are to be authenticated and delivered $250,000,000 principal amount of Notes on the Issue Date, and from time to time thereafter there may be authenticated and delivered an unlimited principal amount of Additional Notes.

(c)           The Notes shall be issued initially in the form of one or more Global Securities in substantially the form set out in Exhibit A hereto.  The Depositary with respect to the Notes shall be The Depository Trust Company.

(d)           Each Note shall be dated the date of authentication thereof and shall bear interest as provided in paragraph 1 of the form of Note in Exhibit A hereto.

(e)           No Additional Amounts shall be payable in relation to the Notes.

(f)            If and to the extent that the provisions of the Original Indenture are duplicative of, or in contradiction with, the provisions of this Supplemental Indenture, the provisions of this Supplemental Indenture shall govern.

ARTICLE II
DEFINITIONS

Section 2.01.         Definitions in the Indenture.  All capitalized terms used herein and not otherwise defined below shall have the meanings ascribed thereto in the Original Indenture.  The following are additional definitions used in this Supplemental Indenture:

“Bankruptcy Act” means Title 11, United States Code, or any similar United States federal or state law (or any similar foreign law) for the relief of debtors.

The term “capital stock” of any Person means and includes any and all shares, rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) the equity (which includes, but is not limited to, common stock, preferred stock and partnership and joint venture interests) of such Person (excluding any debt securities that are convertible into, or exchangeable for, such equity).

“Below Investment Grade Rating Event” means the rating on the Notes is lowered by each of the Rating Agencies and the Notes are rated below Investment Grade by each of the Rating Agencies on any date from the date of the first public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the consummation of a Change of Control (which period shall be extended following the consummation of a Change of Control so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if any of the Rating Agencies making the reduction in rating to which this definition would otherwise apply does not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, amalgamation, arrangement or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and those of the Subsidiaries of the Company taken as a whole to any “person” or “group” (as those terms are used for purposes of Section 13(d)(3) of the Exchange Act), other than the Company or one or more of the Subsidiaries of the Company;

(2) the consummation of any transaction or series of related transactions (including, without limitation, any merger, amalgamation, arrangement or consolidation) the result of which is that any “person” or “group” (as those terms are used for purposes of Section 13(d)(3) of the Exchange Act), other than the Company or a Wholly Owned Subsidiary of the Company, becomes the beneficial owner, directly or indirectly, of a majority of the then outstanding Voting Stock of the Company, measured by voting power rather than number of shares;

(3) the Company consolidates, amalgamates or enters into an arrangement with, or merges with or into, any Person, or any Person consolidates, amalgamates or enters into an arrangement with, or merges with or into, the Company, in any such event pursuant to a transaction or series of transactions in which any of the outstanding Voting Stock of the Company or the Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of Voting Stock of the Company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving or resulting Person (including any newly formed holding company that owns or controls at least a majority of the Voting Stock of the Company or such other Person) immediately after giving effect to such transaction;

(4) the first day on which a majority of the members of the Board of Directors of the Company is not comprised of Continuing Directors; or

(5) the adoption of a plan relating to the liquidation or dissolution of the Company.

Notwithstanding the foregoing, a transaction will not be considered to be a Change of Control under clause (2) above if (a) the Company becomes a direct or indirect Wholly Owned Subsidiary of a holding company and (b) (y) immediately following that transaction, the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of the Voting Stock of the Company outstanding immediately prior to that transaction or (z) the shares of Voting Stock of the Company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the holding company immediately after giving effect to such transaction.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the Company’s Board of Directors who (1) was a member of such Board of Directors on the date of the issuance of the Notes; or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director).

“Global Security” or “Global Note” means a Note that is executed by the Company and authenticated and delivered by the Trustee to the Depositary or pursuant to the Depositary’s instruction, all in accordance with the Indenture, which shall be registered in the name of the Depositary or its nominee and which shall represent, and shall be denominated in an amount equal to the aggregate principal amount of, all the Outstanding Notes or any portion thereof.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by the Company.

“Issue Date” means the date on which the Notes are initially issued under the Indenture.

“Moody’s” means Moody’s Investors Service Inc., or any successor to the rating agency business thereof.

“Notes” has the meaning assigned to it in Section 1.01(a) hereof, and includes both the Notes issued on the Issue Date and any Additional Notes.

“Rating Agency” means (1) each of Moody’s and S&P; and (2) if any of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, selected by the Company (as certified by a resolution of the Board of Directors) as a replacement agency for Moody’s or S&P, as the case may be, and that is reasonably acceptable to the Trustee.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc., or any successor to the rating agency business thereof.

“Voting Stock” means, with respect to any Person, capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

Section 2.02.         Other Definitions.

Defined in
Term	Section

“Additional Notes”	3.02
“Change of Control Offer”	5.01

ARTICLE III
THE NOTES

Section 3.01.         Form.  The Notes shall be issued initially in the form of one or more Global Securities, and the Notes and Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto, the terms of which are incorporated in and made a part of this Supplemental Indenture, and the Issuer and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

Section 3.02.         Issuance of Additional Notes.  The Issuer may, from time to time, issue an unlimited amount of additional Notes (“Additional Notes”) under the Indenture, which shall be issued in the same form as the Notes issued on the Issue Date and which shall have identical terms as the Notes issued on the Issue Date other than with respect to the issue date, issue price and first payment of interest. The Notes issued on the Issue Date shall be limited in aggregate principal amount to $250,000,000, subject to the provisions of Section 306 of the Original Indenture.  The Notes issued on the Issue Date and any Additional Notes subsequently issued shall be treated as a single series for purposes of giving of notices, consents, waivers, amendments and taking any other action permitted under the Indenture and for purposes of interest accrual and redemptions.

ARTICLE IV
REDEMPTION

Section 4.01.         Optional Redemption.  The Notes are not redeemable prior to their maturity.

Section 4.02.         Mandatory Redemption.  Except as set forth in Section 5.01 below, the Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes and shall have no obligation to repurchase any Notes at the option of the Holders.

ARTICLE V
COVENANT SUPPLEMENTS

Section 5.01.         Covenants of the Company.

(a)           Article Ten of the Original Indenture is hereby supplemented, but only in relation to the Notes, by the addition of the following new Section 1010 at the end of Article Ten:

Section 1010.  Repurchase at the Option of Holders Upon Change of Control Repurchase Event.

(1)  Upon the occurrence of a Change of Control Repurchase Event, the Company shall make an offer (the “Change of Control Offer”) to each Holder of Notes to repurchase all or any part (in amounts of $2,000 and integral multiples of $1,000 in excess thereof) of each Holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to the date of purchase (the “Change of Control Payment”).

(2)  Within 30 days following the consummation of any Change of Control Repurchase Event or, at the Company’s option, prior to the consummation of any Change of Control, but after the public announcement of an impending Change of Control, the Company shall mail a notice to each Holder, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase the Notes on the payment date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the Notes and described in the notice. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

(3)  The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations promulgated thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with this Section 1010, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 1010 by virtue of such conflict.

(4)  On the Change of Control Payment Date, the Company shall, to the extent lawful:

(i) accept for payment all Notes or portions of the Notes (in amounts of $2,000 and integral multiples of $1,000 in excess thereof) properly tendered pursuant to the Change of Control Offer;

(ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered and not withdrawn; and

(iii) deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

(5)  The Paying Agent for the Notes shall promptly mail to each Holder of properly tendered Notes the repurchase price for such Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered; provided, that each new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 above that amount.

(6)  The Company shall not be required to make a Change of Control Offer upon a Change of Control Repurchase Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under such Change of Control Offer.  In the event that such third party terminates or defaults on its Change of Control Offer, the Company shall be required to make a Change of Control Offer treating the date of such termination or default by such third party as though it were the date of the Change of Control Repurchase Event.

ARTICLE VI
ADDITIONAL EVENT OF DEFAULT

Section 6.01.         Events of Default.  In addition to the Events of Default set forth in the definition thereof contained in Section 501 of the Original Indenture, the term “Event of Default,” when used in the Indenture with respect to the Notes, shall mean any of the Events of Default set forth in Section 501 of the Original Indenture and shall also include any default in the performance, or breach, of the covenants set forth in Article V of this Supplemental Indenture.

ARTICLE VII
MISCELLANEOUS

Section 7.01.         Integral Part.  This Supplemental Indenture constitutes an integral part of the Indenture.

Section 7.02.         Adoption, Ratification and Confirmation.  The Original Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.

Section 7.03.         Counterparts.  This Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed an original; and all such counterparts shall together constitute but one and the same instrument.

Section 7.04.         Governing Law.  THIS SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 7.05.         Trustee Makes No Representation; Trustee’s Rights and Duties.  The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture and shall not be liable in connection therewith. The rights and duties of the Trustee shall be determined by the express provisions of the Original Indenture and, except as expressly set forth in this Supplemental Indenture, nothing in this Supplemental Indenture shall in any way modify or otherwise affect the Trustee’s rights and duties thereunder.

[Signatures on following page]

SIGNATURES

ISSUER:

CAMERON INTERNATIONAL CORPORATION

By:
Name:	H. Keith Jennings
Title:	Vice President and Treasurer

TRUSTEE:

WELLS FARGO BANK, NATIONAL ASSOCIATION
as Trustee

By:
Name:
Title:

EXHIBIT A

(Form of Face of Note)

CUSIP 13342B AG0	No.
ISIN US13342BAG05	$

CAMERON INTERNATIONAL CORPORATION

Floating Rate Senior Note due 2014

Cameron International Corporation, a Delaware corporation (the “Company”), promises to pay to                     , or registered assigns, the principal sum of $                     Dollars [or such greater or lesser amount as may be endorsed on the Schedule attached hereto](1) on June 2, 2014, and to pay interest thereon from June 2, 2011, or from the most recent date to which interest has been paid or duly provided for, quarterly on March 2, June 2, September 2 and December 2 in each year (each, an “Interest Payment Date”) (or if any such date is not a Business Day, the next succeeding Business Day, except that if such Business Day is in the immediately succeeding calendar month, such Interest Payment Date shall be the immediately preceding Business Day), commencing September 2, 2011, at an initial rate of 3-month LIBOR, determined as of two London business days prior to June 2, 2011 (the “original issue date”), plus 0.93% per annum, which interest rate will be reset quarterly on March 2, June 2, September 2 and December 2 of each year, as applicable, commencing September 2, 2011 (each, an “interest reset date”) at a rate of 3-month LIBOR, determined as of the interest determination date (as defined below) immediately preceding the interest reset date for each interest reset period (as defined below), plus 0.93% per annum. The “initial interest period” will be the period from and including the original issue date to but excluding the initial interest reset date. Thereafter, each “interest reset period” will be the period from and including the immediately preceding interest reset date to but excluding the immediately succeeding interest reset date; provided that the final interest reset period will be the period from and including the interest reset date immediately preceding the maturity date to but excluding the maturity date. If any interest reset date would otherwise be a day that is not a Business Day, the interest reset date will be postponed to the immediately succeeding day that is a Business Day, except that if that Business Day is in the immediately succeeding calendar month, the interest reset date shall be the immediately preceding Business Day.

The interest rate in effect on each day will be (1) if that day is an interest reset date, the interest rate determined as of the interest determination date (as defined below) immediately preceding such interest reset date or (2) if that day is not an interest reset date, the interest rate determined as of the interest determination date immediately preceding the most recent interest reset date or the original issue date, as the case may be.

Interest will be computed on the basis of the actual number of days elapsed over a 360-day year. The interest rate applicable to each interest reset period commencing on the related interest reset date, or the original issue date in the case of the initial interest period, will be the rate determined as of the applicable interest determination date. The “interest determination date” will be the

(1)  To be included only if the Note is issued in global form.

second London business day immediately preceding the original issue date, in the case of the initial interest reset period, and thereafter the applicable interest reset date.

Wells Fargo Bank, National Association, or its successor appointed by the Company, will act as calculation agent. Three-month LIBOR will be determined by the calculation agent as of the applicable interest determination date in accordance with the following provisions:

(1) LIBOR is the rate for deposits in U.S. dollars for the 3-month period commencing on the second London business day immediately following such interest determination date, which appears on Reuters Screen LIBOR01 Page (as defined below) at approximately 11:00 a.m., London time, on the applicable interest determination date. “Reuters Screen LIBOR01 Page” means the display designated on page “LIBOR01” on Reuters Screen (or such other page as may replace the LIBOR01 page on that service, any successor service or such other service or services as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits). If no rate appears on Reuters Screen LIBOR01 Page, LIBOR for such interest determination date will be determined in accordance with the provisions of paragraph (2) below.

(2) With respect to an interest determination date on which no rate appears on Reuters Screen LIBOR01 Page as of approximately 11:00 a.m., London time, on such interest determination date, the calculation agent shall request the principal London offices of each of four major reference banks in the London interbank market selected by the calculation agent (after consultation with the Company) to provide the calculation agent with a quotation of the rate at which deposits of U.S. dollars having a three-month maturity, commencing on the second London business day immediately following such interest determination date, are offered by it to prime banks in the London interbank market as of approximately 11:00 a.m., London time, on such interest determination date in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time. If at least two such quotations are provided, LIBOR for such interest determination date will be the arithmetic mean of such quotations as calculated by the calculation agent. If fewer than two quotations are provided, LIBOR for such interest determination date will be the arithmetic mean of the rates quoted as of approximately 11:00 a.m., New York City time, on such interest determination date by three major banks selected by the calculation agent (after consultation with the Company) for loans in U.S. dollars to leading European banks having a three-month maturity commencing on the second London business day immediately following such interest determination date and in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the calculation agent are not quoting such rates as mentioned in this sentence, LIBOR for such interest determination date will be LIBOR determined with respect to the immediately preceding interest determination date.

All percentages resulting from any calculation of any interest rate will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and all dollar amounts will be rounded to the nearest cent, with one-half cent being rounded upward.

Promptly upon such determination, the calculation agent will notify the Company and the Trustee (if the calculation agent is not the Trustee) of the interest rate for the new interest reset period. Upon request of a Holder of Notes, the calculation agent will provide to such Holder the interest rate in effect on the date of such request and, if determined, the interest rate for the next interest reset period.

All calculations made by the calculation agent for the purposes of calculating interest shall be conclusive and binding on the Holders and the Company, absent manifest error.

Notwithstanding anything herein to the contrary, the interest rate on this Note shall in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

If the maturity date of this Note is not a Business Day, the Company will pay interest, if any, and principal and premium, if any, on the next day that is a Business Day at such place of payment as if payment were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the immediately succeeding Business Day.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

[Signatures on following page]

CAMERON INTERNATIONAL CORPORATION

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF

AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

WELLS FARGO BANK, NATIONAL ASSOCIATION
as Trustee

By:
Authorized Signatory

Dated:

(Back of Form of Note)

Floating Rate Senior Note due 2014

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO HEREIN.](2)

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated and provided that for purposes of this Note, the term “Business Day” shall mean any day (1) that is not a Saturday or Sunday and that is not a day on which banking institutions are authorized or obligated by law or executive order to close in The City of New York and, for any place of payment outside of The City of New York, in such place of payment, and (2) that is also a “London business day”, which is a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

1.     Method of Payment.  Cameron International Corporation, a Delaware corporation (the “Company” or the “Issuer”) shall pay interest on the Notes (except Defaulted Interest) to the Persons who are registered Holders of Notes at the close of business on the February 15, May 15, August 15 or November 15 next preceding the Interest Payment Date (each, a “Regular Record Date”), even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 307 of the Original Indenture with respect to Defaulted Interest, and the Issuer shall pay principal (and premium, if any) of the Notes upon surrender thereof to the Trustee or a Paying Agent on or after the Stated Maturity thereof.  The Notes shall be payable as to principal, premium, if any, and interest at the office or agency of the Trustee maintained for such purpose (which initially is c/o Wells Fargo Bank, National Association, 201 Main Street, Suite 301, Fort Worth, Texas 76102) or, at the option of the Issuer, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders, and provided that payment by wire transfer of immediately

(2)  To be included only if the Note is issued in global form.

available funds shall be required with respect to principal of, and interest and premium, if any, on, (a) each Global Security and (b) all other Notes aggregating at least $1,000,000 in principal amount the Holder of which shall have provided wire transfer instructions to the Issuer or the paying agent to an account in the United States on or prior to the applicable record date.  Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

2.     Paying Agent and Registrar.  Initially, Wells Fargo Bank, National Association, the Trustee under the Indenture, shall act as Paying Agent and Security Registrar.  The Issuer may change any Paying Agent or Security Registrar without notice to any Holder.  The Issuer may act in any such capacity.

3.     Indenture.  The Issuer issued the Notes under an Indenture dated as of June 26, 2008 (the “Original Indenture”), as supplemented by the Fifth Supplemental Indenture dated as of June 2, 2011 (the “Supplemental Indenture” and, together with the Original Indenture, the “Indenture”) between the Issuer and the Trustee.  The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb).  The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms.  To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.  The Notes are the obligation of the Issuer, initially in aggregate principal amount of $250,000,000.  The Issuer may issue an unlimited principal amount of Additional Notes under the Indenture.  Any such Additional Notes that are actually issued shall be treated as issued and outstanding Notes (and as the same series (with identical terms other than with respect to the issue date, issue price and first payment of interest) as the initial Notes for the purposes indicated in Section 3.02 of the Supplemental Indenture).

4.     Optional Redemption.  The Notes are not redeemable prior to their maturity.

5.     Mandatory Redemption.  Except as set forth in Section 5.01 of the Supplemental Indenture, the Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes or to repurchase them at the option of the Holders.

6.     Denominations, Transfer, Exchange.  The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof.  The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture.  The Security Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and the Issuer may require a Holder to pay any taxes or other governmental charges imposed in relation thereto.

7.     Persons Deemed Owners.  The registered Holder of a Note shall be treated as its owner for all purposes.

8.     Amendment, Supplement and Waiver.  Subject to certain exceptions, the Indenture may be amended or supplemented with the consent of the Holders of not less than a majority in principal amount of the then Outstanding Securities of each series affected thereby, any existing default relating to the Notes may be waived with the consent of the Holders of not less than a majority in principal amount of the then Outstanding Notes, and the Holders of not less than a majority in principal amount of all Outstanding Securities may on behalf of the Holders of all Outstanding Securities waive any other default under the Indenture.  Without the consent of any Holder of a Note, the Indenture may be amended or supplemented for any of the purposes set forth in Section 901 of the Indenture, including to cure any ambiguity, defect or inconsistency, to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company herein and in the Notes, to make any change that does not adversely affect the rights under the Indenture of any Holder of the Notes in any material respect, to comply with the requirements of the Commission to effect or maintain the qualification of the Indenture under the Trust Indenture Act, to evidence or provide for the acceptance of appointment under the Indenture of a successor or additional Trustee, to add to the covenants of the Issuer or any additional Events of Default, to secure the Notes or to establish the form or terms of any other series of Securities.

9.     Events of Defaults and Acceleration.  Events of Default with respect to the Notes include: (i) default for 30 days in the payment when due of interest on the Notes; (ii) default in payment when due of principal of or premium, if any, on the Notes when due at Stated Maturity or otherwise; (iii) default in the performance or breach of any covenant or warranty of the Company in the Indenture (other than a covenant or warranty referred to in clause (i) or (ii) or included in the Indenture for the sole benefit of a series of Securities other than the Notes), and continuance of such default for a period of 90 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Securities of all series affected thereby a written notice specifying such default and requiring it to be remedied and stating that such notice is a “Notice of Default” under the Indenture; and (iv)  certain events of bankruptcy, insolvency or reorganization with respect to the Issuer.  If any Event of Default referred to in clause (i) or (ii) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then Outstanding Notes may declare all the Notes to be due and payable.  If an Event of Default referred to in clause (iii) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of all Outstanding Securities of all series affected by such default, including the Notes, may declare all such Securities to be due and payable.  Notwithstanding the foregoing, in the case of an Event of Default referred to in clause (iv), all Outstanding Securities shall become due and payable without further action or notice.  Holders may not enforce the Indenture or the Notes except as provided in the Indenture.

10.   Authentication.  This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

11.   Abbreviations.  Customary abbreviations may be used in the name of a Holder or an assignee, such as:  TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

The Issuer shall furnish to any Holder upon written request and without charge a copy of the Indenture.  Requests may be made to:

Cameron International Corporation

1333 West Loop South, Suite 1700

Houston, Texas   77027

Attention:  General Counsel

Assignment Form

To assign this Note, fill in the form below: (I) or (we) assign and transfer this Note to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

agent to transfer this Note on the books of the Issuer.  The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee:

(Signature must be guaranteed by a financial institution that is a member of the Securities Transfer Agent Medallion Program (“STAMP”), the Stock Exchange Medallion Program (“SEMP”), the New York Stock Exchange, Inc.  Medallion Signature Program (“MSP”) or such other signature guarantee program as may be determined by the Registrar in addition to, or in substitution for, STAMP, SEMP or MSP, all in accordance with the Securities Exchange Act of 1934, as amended.)

SCHEDULE OF INCREASES OR DECREASES IN THE GLOBAL NOTE(3)

The original principal amount of this Global Note is $250,000,000.  The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized signatory of Trustee or Note Custodian

(3)  To be included only if the Note is issued in global form.